Exhibit 99.1

ProPetro Completes Purchase of Pioneer’s Pressure Pumping Assets and Enters into Long-Term Service Agreement

MIDLAND, TX, January 2, 2019 (Businesswire) — ProPetro Holding Corp. (NYSE: PUMP) (“ProPetro” or the “Company”) announced today that, effective January 1, 2019, it completed its previously announced acquisition of the pressure pumping assets of Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”) and became a strategic long-term service provider to Pioneer providing pressure pumping and related services for a term of up to 10 years. Under terms of the agreement previously announced on November 13, 2018, ProPetro acquired Pioneer’s pressure pumping assets (“PPS”) in exchange for total consideration of $400 million comprised of $110 million of cash and 16.6 million shares of ProPetro common stock, representing approximately 17% Pioneer ownership in ProPetro.

Dale Redman, ProPetro co-founder and CEO, stated, “We are pleased to materially expand our strategic relationship with Pioneer, a highly-regarded, industry-leading E&P that we have been fortunate to work closely with for several years. This transformative transaction creates the largest pressure pumper in the Permian Basin without adding incremental fleets to the overall market. Most important, I want to formally welcome our newest members to the ProPetro team of employees. We look forward to their long-term contributions and sharing best practices as we further differentiate our service offering for the benefit of our valued customer base.”

PPS assets include eight frac fleets with 510,000 hydraulic horsepower (HHP), as well as three coiled tubing units and associated equipment. ProPetro now has 28 frac fleets with 1,415,000 HHP in the Permian Basin. In addition, PPS assets include a best-in-class maintenance facility situated on 111 contiguous acres located near ProPetro’s current maintenance operations in Midland. As a result, the combination increases ProPetro’s scale in the Permian Basin and expands its leading operational track record while allowing Pioneer to improve capital efficiency and long-term cost competitiveness in its core operations.

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, visit http://www.propetroservices.com

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of ProPetro are subject to a number of risks and uncertainties that may cause ProPetro’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms and litigation. These and other risks are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. ProPetro undertakes no duty to publicly update these statements except as required by law

ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com